UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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The Gorman-Rupp Company
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Notice of 2020 Annual Meeting

of Shareholders

Place 600 South Airport Road Mansfield, OH 44903	Date and Time April 23, 2020 10:00 a.m. Eastern Time	Record Date Close of business on March 2, 2020

Items of Business

		Board Recommendation	Page
1.	Fix the number of Directors of the Company at eight and to elect eight Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified;	FOR each of the nominees	3
2.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers;	FOR	25
3.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2020; and	FOR	26
4.	Conduct any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 23, 2020 — This Notice of Annual Meeting of Shareholders, Proxy Statement and related Proxy Card and the Company’s 2019 Annual Report to Shareholders are available at http://www.proxypush.com/GRC. To cast your vote, you will need to enter the 12-digit control number located on the proxy card.

Your vote is important. Even if you plan to attend the 2020 Annual Meeting of Shareholders in person, please cast your vote at your earliest convenience before the Annual Meeting in case you are unable to attend. You may vote by telephone or internet by following the instructions on the enclosed proxy card, or by signing and submitting your enclosed proxy card and returning it in the enclosed envelope (which requires no postage if mailed in the United States), regardless of whether you plan to attend the Annual Meeting.

By Order of the Board of Directors

BRIGETTE A. BURNELL

Vice President, General Counsel and Corporate Secretary

March 20, 2020

To Our Shareholders

Dear Shareholders:	Letter from the Chairman, President and Chief Executive Officer

It’s a pleasure to invite you to our 2020 Annual Meeting of Shareholders. I hope you can join us on Thursday, April 23, 2020, at 10:00 a.m. at our corporate headquarters located at 600 South Airport Road, Mansfield, Ohio 44903.

During the meeting, we will provide an update on the performance of the Company in 2019 and the first quarter of 2020. It is also a good opportunity for us to hear directly from you.

Your vote is important. Even if you are unable to attend, it is important that your shares be represented and voted. Please refer to the voting instructions in the Notice of 2020 Annual Meeting of Shareholders on the preceding page.

On behalf of the Board and all of our employees, thank you for your continued support.

Sincerely,

Jeffrey S. Gorman

Dear Shareholders:	Letter from the Lead Independent Director

It is an honor to serve on the Gorman-Rupp Board as your Lead Independent Director. Our Board is committed to high standards of corporate governance and on delivering long-term shareholder value for you.

We encourage you to read this proxy statement to learn more about your Board and our governance practices, as well as the proposals to be voted on at this year’s Annual Meeting.

I hope to see you at our 2020 Annual Meeting. Until then, please accept the gratitude of our entire Board for your confidence in Gorman-Rupp.

Sincerely,

M. Ann Harlan

  Summary of Annual Meeting Proposals

Summary of Annual Meeting Proposals

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider. You should read the entire Proxy Statement before voting.

Proposal		Recommendation of the Board

1.

Election of Directors

Eight Director Nominees:

Jeffrey S. Gorman, Chairman, President and Chief Executive Officer

Donald H. Bullock, Jr. (Independent)

M. Ann Harlan (Independent)

Christopher H. Lake (Independent)

Sonja K. McClelland (Independent)

Vincent K. Petrella (Independent)

Kenneth R. Reynolds (Independent)

Rick R. Taylor (Independent)

Director Term: One Year

Director Election: Plurality of votes cast

FOR each of the nominees

2.

Advisory Vote on the Compensation of the Company’s Named Executive Officers

Compensation Highlights:

Pay for Performance: Yes

Recoupment Policy: Yes

Prohibit Pledging and Hedging: Yes

Utilize Performance-Based Restricted Shares: Yes

FOR

3.	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm	FOR

2020 Proxy Statement    |    THE GORMAN-RUPP COMPANY    1

  General Shareholder Information

PROXY STATEMENT

March 20, 2020

Solicitation and Revocation of Proxies

This Proxy Statement is being furnished to shareholders of The Gorman-Rupp Company (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies for use at the Annual Meeting of the Shareholders (the “Meeting”) to be held at the Company’s Corporate Headquarters, 600 South Airport Road, Mansfield, Ohio, at 10:00 a.m., Eastern Time, on Thursday, April 23, 2020. Holders of Common Shares of record at the close of business on March 2, 2020 are the only shareholders entitled to notice of and to vote at the Meeting.

A shareholder, without affecting any vote previously taken, may revoke their proxy by the execution and delivery to the Company of a later-dated proxy with respect to the same shares, or by giving notice of revocation to the Company in writing or at the Meeting. The presence at the Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

Outstanding Shares and Voting Rights

As of March 2, 2020, the record date for the determination of persons entitled to vote at the Meeting, there were 26,067,501 Common Shares outstanding. Each Common Share is entitled to one vote on each proposal.

The mailing address of the principal executive office of the Company is P.O. Box 1217, Mansfield, Ohio 44901-1217. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 20, 2020.

A quorum will be present at the Meeting if there are present, in person or by proxy, shareholders of record entitled to exercise at least 50% of the voting power of the Company with respect to at least one of the purposes for which the Meeting was called.

With respect to the election of Directors (Proposal No. 1), the eight nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will not be voted for or withheld from the election of directors and thus will have no effect on the election of directors.

If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors be cumulative, and if announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as the shareholder possesses at such election. Under cumulative voting, a shareholder controls voting power equal to the number of votes which the shareholder otherwise would have been entitled to cast multiplied by the number of Directors to be elected. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as the shareholder may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the candidates nominated by the Board of Directors, except that if such voting should for any reason not be effective to elect all of the nominees named in this Proxy Statement, then such votes will be cast so as to maximize the number of the Board of Directors’ nominees elected to the Board.

With respect to the advisory vote to approve the compensation of the Company’s named Executive Officers (Proposal No. 2), and the ratification of the independent registered public accounting firm (Proposal No. 3), the affirmative vote of a majority of the votes cast is necessary to approve each such proposal. Abstentions and broker non-votes will not be voted for or against such proposals and will not be counted in the number of votes cast on such proposals.

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  Election of Directors

Brokerage firms have the authority to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Proposal No. 3 is a routine matter, but the other proposals in this Proxy Statement are non-routine matters.

Our Board of Directors unanimously recommends that you vote

FOR the election of each of the 2020 director nominees

ELECTION OF DIRECTORS

(Proposal No. 1)

All Directors will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted in the manner directed therein. If no such direction is provided, proxies received are intended to be voted in favor of fixing the number of Directors at eight and for the election of the nominees named below. Except for Donald H. Bullock, Jr. and Vincent K. Petrella, all nominees are presently a Director of the Company.

Each of the Director nominees has indicated a willingness to serve if elected. However, in the event that any of the nominees should become unavailable, which the Board of Directors does not anticipate, proxies are intended to be voted in favor of fixing the number of Directors at a lesser number equal to the number of available Board-designated nominees or for the election of a substitute nominee or nominees designated by the Board of Directors, in the discretion of the persons appointed as proxy holders. If cumulative voting in the election of directors is invoked at a time when any of the nominees become unavailable, unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the available candidates nominated by the Board, except that, the proxies may be voted cumulatively for less than the entire number of candidates nominated by the Board if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

Thomas E. Hoaglin notified the Company of his intent not to stand for re-election as a Director at the Meeting, at which time his term as Director will expire.

Director Nominees

Donald H. Bullock, Jr. Age: 60 Independent

Donald H. Bullock Jr. is the retired Senior Vice President of Investor Relations of Eaton Corporation (“Eaton”), a New York Stock Exchange publicly-traded diversified industrial manufacturer that provides energy-efficient solutions to help customers manage electrical, hydraulic and mechanical power. Mr. Bullock has worked for Eaton in various global business management, information technology and finance roles since 1998, previously serving as Vice President and General Manager, General Products Divisions from 2006 to 2011; Corporate Vice President, Asia Pacific since 2003; Chief Information Officer and Vice President, Information Technology since 2000 and Director, Finance since 1998. Prior to joining Eaton, Mr. Bullock was employed by the Index Group, a general management consulting firm.

Qualifications

Mr. Bullock is a senior executive with over 20 years of experience in accounting and financial reporting and qualifies as an “audit committee financial expert” under SEC rules. He has broad experience in international business operations, investor relations and information technology and security.

2020 Proxy Statement    |    THE GORMAN-RUPP COMPANY    3

  Election of Directors

Jeffrey S. Gorman Age: 67 Director of the Company since 1989 Chairman, President and Chief Executive Officer

Jeffrey S. Gorman is Chairman, President and Chief Executive Officer of the Company. He was elected to serve as Chairman of the Board on April 26, 2019 and has served as President and Chief Executive Officer since May 1, 1998, after having served as Senior Vice President since 1996. He also served as General Manager of Gorman-Rupp Pumps USA from 1989 through 2005 after service as Assistant General Manager from 1986 to 1988. Additionally, he held the office of Corporate Secretary from 1982 to 1990. Mr. Gorman is a member of the Board of Directors of Mechanics Bank, Mansfield, Ohio and former Chairman of the Ohio Chamber of Commerce.

Qualifications

Mr. Gorman has been instrumental in continuing the Company’s development and growth for more than 30 years, especially with respect to its acquisitions and its international growth. He is highly knowledgeable about the pump industry and the Company’s products, customers and competitors.

M. Ann Harlan Age: 60 Director of the Company since 2009 Independent

M. Ann Harlan is the retired Vice President and General Counsel of The J.M. Smucker Company (“Smucker”), a New York Stock Exchange (“NYSE”) publicly-traded food manufacturer. From January 1998 to January 2011, Ms. Harlan was a member of the Smucker executive management team responsible for setting and implementing corporate strategy and has broad experience with corporate governance issues and requirements of the NYSE, the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002. In addition, Ms. Harlan serves on the Board of Directors of Cleveland Cliffs Inc., a NYSE listed mining company (CLR), the Board of University Hospitals Health System, Inc., and the Board of Directors of FlavorX, a privately held supplier of flavorings. From 2012 until 2019, she was a member of the Advisory Board of Gates Group Capital Partners. From 2010 until its sale to Archer Daniels Midland in 2015, Ms. Harlan was also a Director of Eatem Foods Company.

Qualifications

Ms. Harlan has 13 years of experience as senior legal counsel at Smucker, which has significant family ownership and family senior management generally comparable to the ownership structure of the Company. She has extensive mergers and acquisition experience with Smucker and 15 years prior related experience with a major law firm. She also has broad experience with public company governance issues, audit matters, executive compensation and equity compensation plan development and administration as well as human resources issues.

Christopher H. Lake Age: 55 Director of the Company since 2000 Independent

Christopher H. Lake has been President and Chief Operating Officer of SRI Quality System Registrar, an international third party ISO registrar and certification audit firm, since December 2005, after having served as Vice President from July to December 2005. The firm has operations in the United States, Asia and the European Union. Mr. Lake served as President of Dean & Lake Consulting, Inc., a regional consulting group that focused on operations and product development from 2001 to July 2005. Previously, Mr. Lake was Principal and Industry Executive for a Fortune 500 global consulting company.

Qualifications

Mr. Lake has major corporate service and operations experience with large service, banking and telecommunications clients. He also has extensive experience providing information technology services to large domestic and international companies.

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  Election of Directors

Sonja K. McClelland Age: 48 Director of the Company since 2019 Independent

Sonja K. McClelland is the Executive Vice President, Secretary, Treasurer and Chief Financial Officer of Hurco Companies, Inc. (“Hurco”), a NASDAQ publicly-traded international industrial technology company that designs, manufactures and sells computerized machine tools. Ms. McClelland has worked for Hurco in various finance and accounting roles since September 1996 most recently serving as Executive Vice President since 2017; Secretary, Treasurer and Chief Financial Officer since March 2014 and Principal Financial and Accounting Officer since her appointment to Corporate Controller and Assistant Secretary in November 2004. Prior to joining Hurco, Ms. McClelland was employed by an international public accounting firm following her graduation from college.

Qualifications

Ms. McClelland is a senior financial executive with 27 years of experience in public accounting and financial reporting responsibilities and qualifies as an “audit committee financial expert” under SEC rules for service on the Audit Committee. She is a versatile business professional with a diverse background in corporate accounting and finance, manufacturing operations, investor relations, strategic planning, acquisitions and divestitures, complex international organizational structures, transfer-pricing and international tax strategies, foreign currency risk management, SEC reporting, compliance risk management, systems implementations, and corporate governance matters.

Vincent K. Petrella Age: 59 Independent

Vincent K. Petrella is Executive Vice President, Chief Financial Officer and Treasurer of Lincoln Electric Holdings, Inc. (NASDAQ:LECO) — a role he has held since 2004, but from which he will be retiring later this year. He held prior roles within the finance and internal audit functions at Lincoln Electric from 1995 through 2003 and began his career at an international public accounting firm. Lincoln Electric engages in the design, manufacture, and sale of welding, cutting, and brazing products worldwide. Mr. Petrella is currently a Director of Applied Industrial Technologies, Inc. (NYSE:AIT), a publicly-traded value-added distributor of industrial supplies, where he serves on the Audit Committee, Executive Committee and Executive Organization & Compensation Committee.

Qualifications

Mr. Petrella qualifies as an “audit committee financial expert” under SEC rules with his extensive experience in public accounting and financial reporting responsibilities. He also has broad experience with international acquisitions, business strategy and manufacturing operations.

Kenneth R. Reynolds Age: 61 Director of the Company since 2014 Independent

Kenneth R. Reynolds serves on the Board of Directors of Ariel Corporation in addition to being the company’s Executive Vice President and Treasurer. He previously served as its Chief Financial Officer from 1997 to 2016. Ariel has been a major designer and manufacturer of a wide variety of compressors for diverse global petroleum markets for over 50 years. Its compressors are in service worldwide in refineries, gas fields, pipeline service and gas gathering, making it a world leader in gas compression. Previously, Mr. Reynolds, a Certified Public Accountant, was a partner with a regional public accounting firm which he joined following his college graduation.

Qualifications

Mr. Reynolds has over 30 years of financial systems management and reporting experience and qualifies as an “audit committee financial expert” under SEC rules for service on the Audit Committee. Additionally, Mr. Reynolds has extensive international Fortune 500 customer experience with major petroleum producers and capital goods manufacturers.

2020 Proxy Statement    |    THE GORMAN-RUPP COMPANY    5

  Election of Directors

Rick R. Taylor Age: 72 Director of the Company since 2003 Independent

Rick R. Taylor has been President of Jay Industries, Inc., a Tier 1 automotive parts manufacturer, since 1985, and Chief Executive Officer of Nanogate- North America LLC, the U.S. subsidiary of Nanogate A.G., a German company that develops high-tech surfaces and components, since 2018. Jay Industries also is a Tier 2 parts manufacturer for several other industrial companies. In addition, Mr. Taylor has been President of Longview Steel Corporation, a steel wholesaler, since 1999. Mr. Taylor has been a Director of Park National Corporation, a NYSE publicly traded regional bank holding company, since 1995, where he serves on the Investment Committee and the Risk Committee.

Qualifications

Mr. Taylor’s major company manufacturing experience spans over 40 years. He has extensive international supply chain experience, and board of directors’ experience, including investment management and risk management.

As reflected in the chart below, the Board believes the seven independent director nominees offer a diverse range of key skills and experience to provide effective oversight of the Company and create long-term sustainable growth through successful execution of the Company’s strategic initiatives.

Board of Directors Experience (other current Boards)		3

Manufacturing					7

International					7

Operational			4

Business Development and Strategy					7

Sales and Marketing	2

Audit Committee Financial Expert			4

Information Technology				5

Non-Employee Director Compensation

The Compensation Committee is charged with oversight and periodic review of Non-Employee Director compensation and with recommending any changes to the entire Board of Directors. Directors who are employees of the Company (Mr. J. S. Gorman) do not receive any compensation for service as Directors. Non-Employee Directors are compensated by the Company for their services as Directors through a combination of annual cash retainers and stock awards.

The Company’s Non-Employee Directors compensation for 2019 consisted of annual cash retainers of $53,000 each and stock awards of 1,500 shares each effective as of July 1, 2019. To reflect their additional responsibilities, Chairs of the Compensation Committee and Governance and Nominating Committee received an additional retainer fee of $4,000, and the Chair of the Audit Committee received an additional retainer fee of $8,000. The Lead Independent Director received an additional retainer fee of $5,000.

The Company has a stock ownership guidelines policy for its Non-Employee Directors to encourage meaningful stock ownership in the Company. The policy requires each Non-Employee Director to own shares of stock equal in value to five times his or her annual cash retainer, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

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  Election of Directors

Non-Employee Director Compensation Table

The table below summarizes the total compensation paid for service by each of the Non-Employee Directors of the Company for the year 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
M. Ann Harlan(2)	62,000	49,230	111,230
Thomas E. Hoaglin(3)	61,000	49,230	110,230
Christopher H. Lake(4)	57,000	49,230	106,230
Sonja K. McClelland(5)	36,110	49,230	85,340
Kenneth R. Reynolds	53,000	49,230	102,230
Rick R. Taylor	53,000	49,230	102,230
W. Wayne Walston(6)	16,890	-	16,890

(1)

Each Non-Employee Director received an award of 1,500 Common Shares (from the Company’s treasury shares) under The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan. Each award of 1,500 Common Shares was made effective as of July 1, 2019 and had a market value of $49,230 as of the grant date, computed in accordance with FASB ASC Topic 718.

(2)

Ms. Harlan’s “Fees Earned or Paid in Cash” includes additional retainer fees of $4,000 for service as Chair of the Governance and Nominating Committee and $5,000 for service as Lead Independent Director.

(3)	Mr. Hoaglin’s “Fees Earned or Paid in Cash” includes additional retainer fees of $8,000 for service as Chair of the Audit Committee.
(4)	Mr. Lake’s “Fees Earned or Paid in Cash” includes additional retainer fees of $4,000 for service as Chair of the Compensation Committee.
(5)	Ms. McClelland was elected to the Board of Directors effective April 25, 2019.
(6)	Mr. Walston retired from the Board of Directors effective April 25, 2019.

Corporate Governance

Board of Directors and Board Committees

The Company requires that a majority of its Directors must be “independent” as required by the listing standards of the NYSE and SEC rules, or by other regulatory or legislative bodies as may be applicable to the Company. The Board, on an annual basis, makes a determination as to the independence of each Director in accordance with applicable listing standards, rules and regulations. In general, “independent” means that a Director has no “material relationship” with the Company or any of its subsidiaries, other than through his or her service as a Director. The existence of a material relationship must be determined based upon a review of all relevant facts and circumstances, and generally is a relationship that might reasonably be expected to compromise the Director’s ability to maintain his or her independence from management in connection with the Director’s duties.

The Board has approved Corporate Governance Guidelines and a Code of Ethics to provide guidance for the governance of the Company. The Governance and Nominating Committee is responsible for monitoring these guidelines and code of ethics and reviews them on an annual basis and, subject to Board approval, makes such revisions as may be necessary or appropriate to reflect new regulatory requirements and evolving corporate governance practices. The Corporate Governance Guidelines and Code of Ethics are available in their entirety on the Company’s website at http://www.gormanrupp.com.

Based on an annual review by the Governance and Nominating Committee, the Committee affirmatively determined, after considering all relevant facts and circumstances known to it, that no Non-Employee Director has a material relationship with the Company and that all Non-Employee Directors meet the independence standards of the Company’s Corporate Governance Guidelines, as well as the current independence standards of the NYSE and SEC corporate governance requirements for listed companies, and have no relationships or transactions required to be reported by Item 404 of Regulation S-K.

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  Corporate Governance

During 2019, a total of 5 regularly scheduled meetings of the Board of Directors (at least one each quarter) and a total of 16 meetings of all standing Directors’ Committees were held. All Directors attended at least 75% of the aggregate number of meetings held by the Board of Directors and the respective Committees on which they served. In 2019, the “independent” Directors met at every regularly scheduled meeting of the Board of Directors in executive session without the presence of the non-independent Directors and any members of the Company’s management. The Lead Independent Director, who is currently M. Ann Harlan, generally presides at these non-management executive sessions. Members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders, and all Directors were in attendance at the Annual Meeting in 2019 except for W. Wayne Walston, who did not stand for re-election.

At the April 25, 2019 annual reorganizational meeting of the Board of Directors, M. Ann Harlan was re-elected by the independent Directors as Lead Independent Director, to serve for an additional one year term. The Lead Independent Director is responsible for coordinating the activities of the other independent Directors and has the authority to preside at all meetings of the Board of Directors at which the Chairman of the Board is not present. The Lead Independent Director serves as principal liaison on Board-wide issues between the independent Directors and the Chairman of the Board, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The Lead Independent Director also may recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by shareholders, when appropriate, the Lead Independent Director also will be available for consultation and direct communication.

The Board completes annual performance evaluations of the Board, as well as the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, to assist in determining whether the Board and its Committees are functioning effectively. Annually, the Board and each of its Committees complete self-evaluations and review and discuss the results. The Governance and Nominating Committee oversees this process.

The Board of Directors has three separately designated standing Committees: (1) Audit Committee; (2) Compensation Committee; and (3) Governance and Nominating Committee. All members of each Committee are independent Directors. Each Committee is governed by a written charter adopted by the Board of Directors detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. Complete copies of each Committee charter are available on the Company’s website at http://www.gormanrupp.com.

The table below shows current members of each of the Committees and the number of meetings held by each standing Committee in 2019.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee

M. Ann Harlan	✓		Chair

Thomas E. Hoaglin(1)	Chair		✓

Christopher H. Lake		Chair	✓

Sonja K. McClelland	✓	✓

Kenneth R. Reynolds	✓	✓

Rick R. Taylor		✓	✓

Number of Meetings	6	5	5

(1)	Mr. Haoglin is not standing for re-election as a Director at the Meeting.

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  Corporate Governance

Audit Committee

The principal functions of the Audit Committee include the authority and responsibility to:

•	Engage the Company’s independent registered public accounting firm and review the scope of the audit of the Company’s consolidated financial statements;

•	Approve fees to be paid to the independent registered accounting firm for the agreed-upon- services;

•	Consider comments made by the independent registered public accountants with respect to internal controls and financial reporting and related actions taken by management;

•	Review internal accounting systems, procedures and controls with the Company’s internal auditor and financial staff;

•	Review any non-audit services provided by the independent registered public accounting firm;

•	Provide organizational oversight of the Company’s enterprise risk management plan including cyber security and disaster recovery; and

•	Oversee the Company’s internal audit function, including approving the annual internal audit plan.

Compensation Committee

The principal functions of the Compensation Committee include the authority and responsibility to:

•	Evaluate, develop and monitor compensation policies and programs for the Company’s officers and Non-Employee Directors;

•	Recommend the salaries, profit sharing and long-term incentive compensation for the officers; and

•	Oversee the administration, funding and investment performance of the defined benefit pension plan and the defined contribution retirement plans of the Company.

A more comprehensive description of the Compensation Committee’s functions regarding the consideration and determination of officer compensation is set forth under the caption “Compensation Discussion and Analysis.”

Governance and Nominating Committee

The principal functions of the Governance and Nominating Committee include the authority and responsibility to:

•	Identify, evaluate and recommend individuals for nomination as members of the Board of Directors;

•	Develop a succession plan for the Company’s Chief Executive Officer and other Executive Officers;

•	Develop a succession plan for other corporate officers and operating executives;

•	Oversee the annual evaluation of the performance of the Board and its Committees;

•	Periodically review the Board Committees’ charters and the Corporate Governance Guidelines for compliance with evolving regulations and Board-desired corporate goals;

•	Monitor the availability of training and professional education programs suitable for Directors for enhancement of their Board and Committee responsibilities; and

•	Periodically review the Company’s environmental, social and sustainability programs and activities.

The Governance and Nominating Committee charter incorporates the Company’s policies and procedures by which to consider recommendations from shareholders for Director nominees. Any shareholder wishing to propose a candidate may do so by delivering a typewritten or legible hand-written communication to the Company’s Corporate

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  Corporate Governance

Secretary. The submission should provide detailed business and personal biographical data about the candidate, and include a brief analysis explaining why the individual is well-qualified to become a Director nominee. All recommendations will be acknowledged by the Corporate Secretary and promptly referred to the Governance and Nominating Committee for evaluation.

The Governance and Nominating Committee has not specified any particular set of skills, qualities or diversities that is required for a Director candidate. All Director candidates, including any recommended by shareholders, are first evaluated based upon their (i) integrity, strength of character, practical wisdom and mature judgment; (ii) business and financial expertise and experience; (iii) intellect to comprehend the issues confronting the Company; and (iv) availability of adequate time to devote to the affairs of the Company and attend Board and Committee meetings. The Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. New Director candidates are subject to a background check performed by the Governance and Nominating Committee. In addition, the candidate will be personally interviewed by one or more Governance and Nominating Committee members before he or she is nominated for election to the Board of Directors. In considering candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of their skills, qualities or diversities. With respect to the nomination of continuing Directors for re-election, the individual’s historical contributions to the Board are also considered. Third-party search firms may be retained by the Board to identify individuals that meet the director candidate criteria established by the Governance and Nominating Committee.

Risk Oversight

The Board of Directors believes that control and management of risk are primary responsibilities of senior management of the Company. As a general matter, the entire Board of Directors is responsible for oversight of this important senior management function. The Audit Committee is responsible to the Board for the organizational oversight of the Company’s comprehensive enterprise risk management plan. Additional oversight of some functional risks is performed by specific Board Committees, e.g., financial reporting risks and cyber risks are overseen by the Audit Committee; personnel selection, evaluation, retention and compensation risks and benefit plan investment risks are overseen by the Compensation Committee; and Chief Executive Officer, Executive Officer, other corporate officer, key operating executive and Director succession planning risks are overseen by the Governance and Nominating Committee. The results of each Committee’s oversight are reported regularly to the entire Board of Directors.

The Board of Directors and the Company’s management are committed to operating in a manner that upholds the reputation of the Company. In 2019, the Board of Directors approved an updated version of the Governance and Nominating Committee Charter that expressly tasks the Governance and Nominating Committee with periodically reviewing the Company’s environmental, social and sustainability programs and activities, in addition to assuring compliance with the governance principles applicable to the Company.

With regard to environmental, social and governance (“ESG”) issues, the Board of Directors receives regular updates on such issues from management, recognizing a range of stakeholders that includes employees and the communities where the Company’s facilities are located. Among other things, management regularly discusses with the Board legal, compliance and ethical issues related to ESG matters and the specific ways that the Company acts upon its commitment to ESG principles, including the following:

•	Company policies regarding fair treatment of our employees, compliance with conflict minerals requirements and employee code of conduct;

•	On-the-job training and tuition reimbursement opportunities for our employees;

•	Profit sharing programs available to all of our employees;

•	Support of non-profit and charitable organizations in our communities through both financial donations and volunteer hours;

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  Corporate Governance

•	Re-purposing former factory land into an urban farm; and

•	Certifying Environmental Management Systems to the ISO 14000 standard.

Company Leadership Organization

With respect to the roles of Board Chairman and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Upon election of Mr. J.S. Gorman as Chief Executive Officer of the Company on May 1, 1998, the Company separated the offices of Board Chairman and Chief Executive Officer with Mr. J.C. Gorman serving solely as Board Chairman because it believed this division more clearly delineated their respective responsibilities. Upon Mr. J.C. Gorman’s retirement from the Board on April 26, 2019, and Mr. J.S. Gorman’s succession to the role of Chairman, the roles were combined. At this time, the Board believes that this leadership structure together with the separate, independent role of our Lead Independent Director is appropriate for many reasons. In particular, the Board believes the combined role is appropriate because of Mr. J.S. Gorman’s leadership skills combined with his extensive knowledge about the pump industry and the Company’s products, customers and competitors. Pursuant to the Corporate Governance Guidelines, the Board believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.

Related Party Transactions

The Company has no relationships or transactions required to be reported by Item 404 of Regulation S-K. Although the Company does not have a specific written policy regarding review, approval or ratification of related party transactions, the Company has a formal annual review process for such transactions at all locations, and the Board of Directors has the authority to review and approve all related party transactions defined as those transactions required to be disclosed under Item 404 of Regulation S-K. Review and approval of related party transactions also would be evidenced through the Company’s Code of Ethics compliance, annual completion of the Company’s Directors & Officers Questionnaires and discussion at Board meetings, or addressed in unanimous written actions in lieu of a Board meeting, if applicable.

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  Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee has submitted the following report to the Board of Directors:

(i)

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019 and the assessment of the Company’s internal controls over financial reporting with the Company’s management and the Company’s independent registered public accountants, Ernst & Young LLP;

(ii)

The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

(iii)

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accountants required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed the issue of independence, including the provision of non-audit services to the Company, with the independent registered public accountants;

(iv)

With respect to the provision of non-audit services to the Company, the Audit Committee has obtained a written statement from the Company’s independent registered public accountants that they have not rendered any non-audit services prohibited by SEC and PCAOB rules relating to auditor independence, and that the delivery of any permitted non-audit services has not and will not impair their independence;

(v)

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, to be filed with the SEC; and

(vi)	In general, the Audit Committee has fulfilled its commitments in accordance with its charter.

Members of the Audit Committee are also “independent” in accordance with the additional listing standards of the NYSE, and two of the members (including the Chair) qualify as an “audit committee financial expert” in accordance with SEC rules.

The foregoing report has been furnished by members of the Audit Committee:

Thomas E. Hoaglin, Chair

M. Ann Harlan

Sonja K. McClelland

Kenneth R. Reynolds

Compensation Committee Interlocks and Insider Participation

Each of the following Directors served as a member of the Compensation Committee during the fiscal year ended December 31, 2019: Christopher H. Lake, Sonja K. McClelland, Kenneth R. Reynolds, Rick R. Taylor and W. Wayne Walston. During 2019, no Company Executive Officer or Director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

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  Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The Compensation Committee has submitted the following report to the Board of Directors:

(i)	The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management; and

(ii)

Based on the review and discussions referred to in the preceding paragraph, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement in connection with the 2020 Annual Meeting of the Company’s Shareholders.

The foregoing report has been furnished by members of the Compensation Committee:

Christopher H. Lake, Chair

Sonja K. McClelland

Kenneth R. Reynolds

Rick R. Taylor

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  Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s officer compensation program and how it applies to the Company’s Chief Executive Officer and its other officers (collectively, the “Officers”), including its five named executive officers (“Executive Officers”) identified in the Summary Compensation Table included in this Proxy Statement.

Overview

The Gorman-Rupp Company has a long and continuing focus on building profitability and consistently delivering increased value to our shareholders. To accomplish this goal, the Company’s Officer compensation program is designed to encourage and reward leadership, initiative, teamwork and top-quality performances among the Officers.

The Compensation Committee (the “Committee”) of the Board of Directors is authorized to:

•	Review and evaluate the compensation policies and programs for the Officers;

•	Review, at least annually, the Chief Executive Officer’s progress assessments of the other Officers and to evaluate the Chief Executive Officer’s progress assessment;

•	Review and recommend the annual salaries, profit sharing and long-term incentive compensation determinations for the Executive Officers to the Board of Directors; and

•	Review the compensation of Non-Employee Directors (“Directors”) and submit any suggested recommendations for changes to the Directors for review.

Four independent Directors comprise the Committee. Their responsibilities are carried out pursuant to authority delegated by the Board of Directors and in accordance with the federal securities laws and other applicable laws and regulations and the Committee’s charter.

Philosophy and Objectives

Under the Committee’s oversight, the Company has formulated a compensation philosophy that is intended to assure the provision of fair, competitive and performance-based compensation to the Officers. This philosophy reflects the belief that compensation of the Officers should be consistent with the Company’s historical compensation practices, its culture, its profitability and its long-term shareholder value.

The implementation of the Company’s Officer compensation philosophy seeks (i) to attract and retain a group of talented individuals with the education, experience, skill sets and professional presence deemed best suited for the respective Officer positions; and (ii) to continually motivate those individuals to help the Company achieve its strategic goals and enhance profitability by offering them incentive compensation in the form of profit sharing and equity-based compensation awards driven by the Company’s results of operations and financial condition.

Elements of Compensation

The Company’s Officer compensation program consists of four elements: base salary, profit sharing, performance-based share awards and a component of modest miscellaneous benefits. The Company has not entered into employment contracts with any of the Officers.

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  Executive Compensation

Ownership of the Company’s Common Shares by the Officers has continually been considered a worthy goal within the Company to further align Officers’ interests with those of Shareholders. Toward that end, the Company sponsors opportunities to purchase Common Shares, including a partial Company match, aimed at encouraging the Officers, and substantially all other employees, to voluntarily invest in the Common Shares.

The Company has a stock ownership guidelines policy which establishes minimum stock ownership requirements for its Officers, group presidents and other corporate and operating officers to encourage meaningful stock ownership in the Company. The policy requires each executive, operating president and designated key employees to own shares of stock equal in value ranging from multiples of one times to three times his or her base salary, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

Base Salary and Profit Sharing — Base salaries are premised upon the relative responsibilities of the given Officers and industry surveys and related data. Initial salaries generally are set below competitive levels paid to comparable officers at other entities engaged in the same or similar businesses as the Company based upon Equilar peer data, discussed below under “Annual Review”, and Company philosophy. Subsequently, actual salaries are adjusted periodically based on judgments of each person’s performance, qualifications, accomplishments and expected future contributions in his or her Officer role.

The Company intentionally relies to a significant degree on incentive compensation in the form of profit sharing to attract and retain the Officers. This profit sharing opportunity provides motivation for them to perform to the full extent of their individual abilities and as a team to build total Company profitability and shareholder value on a continuing, long-term basis.

Performance-Based Share Awards — Pursuant to The Gorman-Rupp Company 2015 Omnibus Incentive Plan (the “Incentive Plan”), long-term equity incentive compensation is an element of compensation used to enhance the Company’s compensation program in combination with its succession planning for key personnel and to further align the interests of award recipients with shareholders. Equity incentive compensation has also been selected to facilitate the accumulation of additional Company shares of stock by those most accountable for the Company’s operating results and shareholder value. Equity awards are typically conditioned upon achievement of appropriate performance metrics, however the Compensation Committee may from time to time grant service-based awards or unrestricted shares to certain employees. Recipients of grants of performance-based shares receive a target award of performance-based shares that vest at the end of a three year performance period, based on the levels of achievement of the performance goals established by the Compensation Committee, which may range from 0% to 150% of the target number of performance-based shares. The performance goals for these performance-based shares are based on targeted adjusted operating income growth and adjusted shareholders’ equity growth, weighted 50% each. The Committee believes the combination of these performance goals selected for the Incentive Plan provides an appropriate balance between earnings-related and growth goals while also focusing on shareholder value growth. Each vested performance-based share represents the right to receive one Common Share of the Company.

In determining the target amount of performance-based shares to be granted to our Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other Executive Officers, our short-term and long-term financial and strategic objectives, the Executive Officer’s relative job scope, individual performance history and prior and anticipated future contributions to the Company. After considering these factors, the Compensation Committee determines the amount of performance-based shares to be granted at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Under certain circumstances, including a restatement of financial results by the Company, the grantee may be required to return to the Company performance shares and/or pretax income derived from any disposition of shares previously received if the performance shares would not have been earned based upon the restated financial results.

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  Executive Compensation

The three-year performance period for performance-based shares granted to the Officers in 2017 concluded on December 31, 2019. The performance goals for the 2017-2019 performance period were based on targets for compound annual growth for adjusted operating income and adjusted shareholders’ equity, weighted 50% each. At the end of the performance period, adjusted operating income growth fell between the minimum threshold and target while adjusted shareholders’ equity growth exceeded the maximum threshold. Accordingly, performance-based shares were awarded to the Officers at 107% of the target under the 2017 grants as follows: Jeffrey S. Gorman — 6,885 performance-based Common Shares; James C. Kerr — 5,163 performance-based Common Shares; Scott A. King — 2,065 performance-based Common Shares; and Brigette A. Burnell — 3,442 performance-based Common Shares.

Other Compensation — The Officers receive a variety of miscellaneous benefits, the value of which is represented for the named Executive Officers under the caption “All Other Compensation” in the Summary Compensation Table. These benefits include taxable life insurance, and Company contributions to the Christmas Savings Plan, the 401(k) Plan, and certain partial matching contribution opportunities under the Employee Stock Purchase Plan. The Company also sponsors a defined benefit pension plan in which two of the Company’s Executive Officers participate as explained under the caption “Pension Benefits.”

Stock Ownership — The Company has long encouraged the Officers to voluntarily invest in the Company’s Common Shares. As a consequence, the Company makes the purchase of its Common Shares convenient, in some cases with partial cash matching contributions from the Company, and in all cases without brokers’ fees or commissions, under an Employee Stock Purchase Plan, a 401(k) Plan and a Dividend Reinvestment Plan. Although the purchase opportunities available through these plans do not constitute elements of Officer compensation, all of the current Officers are shareholders and participate in one or more of the foregoing plans.

Directors, Officers and certain other employees may not engage in hedging transactions related to the Company’s securities, may not engage in short sales, may not purchase or sell put options, call options or other such derivative securities, and may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

Annual Reviews

In devising and maintaining the Company’s Executive Officer compensation program, the Committee requests management to periodically provide data relevant to the compensation paid to officers holding equivalent positions or having similar responsibilities in a group of industrial peers. Such information is obtained from Equilar, a leading independent third-party provider of financial, executive and director compensation data, for their review. Equilar was used by the Company to obtain competitive compensation information from public proxy data for management and the Committee as a general reference to low, mean, median and high compensation ranges and for correlation to similar measures of operating profitability and total shareholder return. The Committee’s current objective is for the Company’s Executive Officers to be compensated at a total level of compensation commensurate with at least the 25th percentile of compensation of comparable capital goods manufacturing companies.

The Committee additionally evaluates the Executive Officers’ progress assessments and the Company’s financial performance in performing its compensation review responsibilities. The Committee also takes into account the outcome of prior shareholders’ advisory votes on executive compensation. The Committee regularly consults with executive management and has the authority if needed to consult with outside accounting, legal and compensation advisors as appropriate in arriving at compensation recommendations, subject to approval by the Board of Directors.

Prior to the Company’s July Board meeting, the Committee reviews with the Chief Executive Officer the recommended annual base salary for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the base salary for the Chief Executive Officer and develops a recommendation therefor. These salary reviews include consideration of the fact that a significant component of total compensation

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  Executive Compensation

is variable, performance-based profit sharing. The Committee then reports the results of its Executive Officer compensation reviews and recommendations to the Board of Directors.

During July 2019, the Committee reviewed updated Equilar-provided peer information compensation details from 15 other capital goods manufacturing companies listed below. For 2019, the peer group remained unchanged from 2018.

Alamo Group Inc.	Lawson Products, Inc.
Altra Industrial Motion Corporation	Lindsay Corporation
Ampco-Pittsburgh Corporation	Kadant Inc.
Badger Meter, Inc.	Lydall, Inc.
Broadwind Energy, Inc.	NN, Inc.
Circor International, Inc.	Perma-Pipe International Holdings, Inc.
DMC Global Inc.	Tennant Company
Kadant Inc.	Twin Disc, Incorporated

These peer companies reflect similar size, with median revenue of approximately $550 million and annual revenue ranging from approximately $125 million to $1.2 billion, with The Gorman-Rupp Company ranking in the 33rd percentile in annual revenue. The Committee also took into account the favorable outcome of the shareholders’ advisory vote on executive compensation at the Company’s 2019 Annual Meeting of Shareholders. The Board, based on the Committee’s recommendations, approved base salary increases for Executive Officers reflecting the Board’s assessment of all the factors described above.

Following the end of each year and the final preparation of the Company’s audited financial statements, management calculates the total amount of profit sharing available for awarding to the Executive Officers based on the Company’s achieved operating income and the award percentage determined at the beginning of the year. The Chief Executive Officer then determines a recommended allocation of the available profit sharing award pool among the Executive Officers based on the respective Executive Officer’s prior profit sharing award history and their current year progress assessment.

The Committee reviews with the Chief Executive Officer the recommended profit sharing award for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the profit sharing award for the Chief Executive Officer and develops a recommendation therefor. These profit sharing reviews include consideration of the Chief Executive Officer’s progress assessments of the other Officers, and the Committee’s independent progress assessment of the Chief Executive Officer and the Company’s prior profit sharing award history. The Committee then reports the results of its profit sharing reviews and recommendations for the Executive Officers to the Board of Directors for its consideration and approval.

During 2019, the Compensation Committee of the Board of Directors of the Company approved grants of performance-based shares for the Company’s Executive Officers as follows: Jeffrey S. Gorman — 5,810 performance-based Common Shares; James C. Kerr — 4,357 performance-based Common Shares; Scott A. King — 4,357 performance-based Common Shares; and Brigette A. Burnell — 2,905 performance-based Common Shares. At the time of the 2019 grant, the Compensation Committee recognized that achievement of the three-year performance goals based on compound annual growth for adjusted operating income and adjusted shareholders’ equity, weighted 50% each, were expected to be very challenging, requiring significant growth from 2018 levels. The granted shares also may vest to a certain extent in the event of a Change of Control (as defined in the Incentive Plan) of the Company or the death, disability or retirement of the grantee.

On April 24, 2019, the Compensation Committee approved an unrestricted share award of 1,000 Common Shares to Mr. Scott King in connection with his promotion to Vice President and Chief Operating Officer.

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  Executive Compensation

Summary Compensation Table

The table below contains information pertaining to the annual compensation of the Company’s principal executive officer, its principal financial officer, and its other named Executive Officers for calendar years 2019, 2018, and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey S. Gorman(5) Chairman, President and Chief Executive Officer	2019	485,417	225,000	200,000	216,221	17,693	1,144,331
	2018	460,417	245,000	200,000	179,243	9,134	1,093,794
	2017	432,500	202,000	200,000	119,093	8,232	961,825
James C. Kerr(6) Vice President and Chief Financial Officer	2019	291,250	160,000	150,000	-	27,486	628,736
	2018	272,500	175,000	150,000	-	24,093	621,593
	2017	254,167	140,000	150,000	-	21,395	565,562
Scott A. King Vice President and Chief Operating Officer	2019	252,083	133,000	186,130	107,509	9,710	688,432

Brigette A. Burnell(7) Vice President, General Counsel and Corporate Secretary	2019	235,417	115,000	100,000	-	21,791	472,208
	2018	211,667	115,000	130,640	-	18,132	475,439
	2017	189,167	88,000	100,000	-	16,237	393,404
James C. Gorman(8) Honorary Chairman	2019	125,000	13,000	-	-	13,011	151,011
	2018	125,000	15,000	-	-	3,026	143,026
	2017	125,000	13,000	-	-	1,881	139,881

(1)	The amounts in this column reflect the Executive Officer’s portion of the profit sharing compensation available to substantially all of the Company’s employees, including its Executive Officers.
(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the underlying shares granted during the reported years, which includes both performance-based and service-based shares. For the performance-based share amounts reported in this column for 2019 that were granted on February 27, 2019, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and may not ultimately be received by the named Executive Officer. Assuming that the highest level of performance conditions are achieved, the aggregate grant date fair value of the performance-based share awards reported in this column would be: Jeffrey S. Gorman, $300,000; James C. Kerr, $225,000; Scott A. King, $225,000; and Brigette A. Burnell, $150,000.

(3)

The amounts reflect the non-cash change in pension value recognized for financial statement reporting purposes for the fiscal year ended December 31, 2019, in accordance with SEC Release Nos. 33-8732A; 34-54302A. In computing the change in pension value, the Company applies the assumptions used for financial reporting purposes and a measurement date of December 31 for benefit plan determinations. The change in pension value is the aggregate increase in the actuarial present value of the respective Executive Officer’s accumulated benefit measured on an annual basis from the plan measurement date in 2017 to the measurement date in 2019. The Company does not offer nonqualified deferred compensation earnings to any of its employees.

(4)

Amounts include taxable life insurance and tax preparation fees, as well as Company contributions to the Company’s 401(k) Plan, Employee Stock Purchase Plan, Health Savings Account and Christmas Savings Plan.

(5)

Mr. Jeffrey S. Gorman’s “Change in Pension Value and Nonqualified Deferred Compensation Earnings” increased each year due to replacement of earlier lower-compensated years with his most recent salary and to additional years of service.

(6)	Mr. Kerr’s “All Other Compensation” includes $20,626, $19,734 and $18,708 for calendar years 2019, 2018 and 2017 for the Company’s contributions to his account in the enhanced 401(k) Plan.
(7)

Ms. Burnell’s “All Other Compensation” includes $16,018, $15,164, $14,962 and $13,178 for calendar years 2019, 2018, and 2017, respectively, for the Company’s contributions to her account in the enhanced 401(k) Plan.

(8)	Effective April 25, 2019, Mr. James C. Gorman ceased serving as Chairman. He continues to be employed by the Company in a non-executive officer capacity.

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  Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of performance-based shares, and other share awards, during 2019 to the Company’s named Executive Officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1) (3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Options Awards ($) (2)
Jeffrey S. Gorman	2/27/19	2,905	5,810	8,715	-	200,000
James C. Kerr	2/27/19	2,178	4,357	6,535	-	150,000
Scott A. King(4)	2/27/19	2,178	4,357	6,535	-	150,000
	4/24/19				1,000	36,130
Brigette A. Burnell	2/27/19	1,452	2,905	4,357	-	100,000

(1)

These amounts reflect the threshold, target and maximum number of performance-based shares granted on February 27, 2019 under The Gorman-Rupp Company 2015 Omnibus Incentive Plan. These shares vest on December 31, 2021 based upon the achievement of pre-determined financial performance goals for adjusted operating income growth and adjusted shareholders’ equity growth over a three-year performance period ending December 31, 2021.

(2)

The value of performance-based shares is calculated assuming achievement of the target level of performance based on the closing market value of the Company’s Common Shares on the grant date in accordance with FASB ASC Topic 718.

(3)

Except for certain limited circumstances as set forth in the Incentive Plan (such as death or a Change in Control), all performance-based shares granted under the Incentive Plan vest at the end of a three year performance period, and the amount vested and paid is based on the levels of achievement of performance goals established by the Compensation Committee. The two performance goals established for the January 1, 2019 through December 31, 2021 performance period are specific ranges of adjusted operating income growth and adjusted shareholders’ equity growth, weighted 50% each. The range of future payouts is 0% to 150% for each performance goal, with the threshold payout occurring at 50%, the target payout occurring at 100% and the maximum payout occurring at 150%. Grantees under the Incentive Plan do not have any of the rights of a shareholder with respect to any shares granted, including the right to vote or receive dividends, until determination of the achievement of the performance goals and payment of the applicable shares in accordance with the Incentive Plan.

(4)	On April 24, 2019, the Compensation Committee approved an unrestricted share award to Mr. King in connection with his promotion to Vice President and Chief Operating Officer.

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  Executive Compensation

Outstanding Equity Awards at December 31, 2019

The following table sets forth information regarding the number and value of unvested performance-based shares outstanding on December 31, 2019 of the Company’s named Executive Officers.

		Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Jeffrey S. Gorman	2/27/19	2,905(2)	108,938
	2/22/18	3,640(3)	136,500
	2/23/17	6,885(4)	258,188
James C. Kerr	2/27/19	2,178(2)	81,675
	2/22/18	2,730(3)	102,375
	2/23/17	5,163(4)	193,613
Scott A. King	2/27/19	2,178(2)	81,675
	2/22/18	1,820(3)	68,250
	2/23/17	2,065(4)	77,438
Brigette A. Burnell	2/27/19	1,452(2)	54,450
	2/22/18	1,820(3)	68,250
	2/23/17	3,442(4)	129,075

(1)	The values equal the number of performance-based shares indicated multiplied by the closing price of the Company’s Common Shares of $37.50 on December 31, 2019.
(2)

Represents 2019 grants. These performance shares vest following conclusion of the relevant performance period on December 31, 2021 based upon the achievement of pre-determined performance goals. The number and value of the shares reflected in the table are based on achievement of the minimum threshold level of performance.

(3)

Represents 2018 grants. These performance-based shares vest following conclusion of the relevant performance period on December 31, 2020 based upon the achievement of pre-determined performance goals. The number and value of the shares reflected in the table are based on achievement of the minimum threshold level of performance.

(4)

Represents 2017 grants. These performance-based shares were scheduled to vest following conclusion of the relevant performance period on December 31, 2019 based upon the achievement of pre-determined performance goals. The number and value of the shares reflected in the table are based on the actual level of performance achievement with respect to each of the two performance goals. On February 26, 2020, the Compensation Committee reviewed the Company’s financial results for the period ended December 31, 2019 as compared to the performance goals, and determined that adjusted operating income growth fell between the minimum threshold and target while adjusted shareholders’ equity growth exceeded the maximum threshold. Accordingly, performance-based shares were awarded to the Officers at 107% of the target under the 2017 grants, which amounts are reflected in the table.

The estimated value of the aggregate number of performance shares that would have become payable to each of the Company’s Executive Officers in the event of a Change of Control followed by a qualifying termination of the Executive Officer’s employment on December 31, 2019 are as follows: Jeffrey S. Gorman — $732,188; James C. Kerr — $549,113; Scott A. King — $372,263; and Brigette A. Burnell — $366,075.

The estimated value of the aggregate number of performance shares that would have become payable to each of the Company’s Executive Officers in the event of death on December 31, 2019 are as follows: Jeffrey S. Gorman — $495,938; James C. Kerr — $371,938; Scott A. King — $217,838; and Brigette A. Burnell — $247,950.

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  Executive Compensation

The estimated value of the aggregated number of performance shares that would have become payable to each of the Company’s Executive Officers on December 31, 2019 in the event of the Executive Officer’s retirement or termination due to disability on such date are as follows: Jeffrey S. Gorman — $60,328; James C. Kerr — $45,244; Scott A. King — $18,094; and Brigette A. Burnell — $30,159. These estimated values are based on the attainment of 25% of the performance targets under the 2017 grants.

Pension Benefits

The pension plan in which two of the Company’s Executive Officers participate is a defined benefit plan covering certain U.S. employees of the Company. New entry into this plan terminated as of December 31, 2007 and, effective January 1, 2008, an enhanced 401(k) Plan benefit was adopted for new employees hired thereafter.

The pension plan offers participants upon retirement the option to choose between monthly benefits or a single lump sum payment. The monthly pension benefits are equal to the product of 1.1% of the participant’s final average monthly earnings (based on compensation during the final ten years of service) and the number of years of credited service. A single lump sum amount is equal to the present value of the final monthly pension benefit multiplied by a single premium immediate annuity rate as defined by the plan. Historically, nearly all participants in the plan elect the single lump sum amount at retirement. The single lump sum payment option is used for financial reporting purposes for the fiscal year ended December 31, 2019, computed as of the plan measurement date of December 31, 2019.

Actuarial assumptions used by the Company in determining the present value of the accumulated benefit amount consist of a 2.25% interest rate for 2019-2021 with a 4.0% interest rate thereafter, a 2.83% discount rate and the RP-2014 Mortality Table adjusted to Scale MP-20187 with Generational Projection (Scale MP-2018). Base compensation in excess of $285,000 is not taken into account under the plan. Vesting occurs after five years of credited service.

Pension Benefits Table

The table below summarizes the number of years of credited service and the present value of accumulated pension benefit for three named Executive Officers of the Company who participated in the pension plan for calendar year 2019.

Name	Plan Name	Year	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Jeffrey S. Gorman	The Gorman-Rupp Company Retirement Plan	2019	41	1,906,942	-
Scott A. King	The Gorman-Rupp Company Retirement Plan	2019	15	249,157	-
James C. Gorman	The Gorman-Rupp Company Retirement Plan	2019	24	204,381	73,224

(1)	The credited years of service are determined as of a measurement date of December 31, 2019.
(2)

The amount represents the actuarial present value of accumulated benefit based on a single sum payment computed as of the plan measurement date of December 31, 2019. The retirement age is assumed to be the normal retirement age of 65 as defined in the plan.

2020 Proxy Statement    |    THE GORMAN-RUPP COMPANY    21

  Executive Compensation

CEO Pay Ratio

Below is: (i) the 2019 annual total compensation of our CEO; (ii) the 2019 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology the Company used to calculate the CEO pay ratio:

CEO Pay Ratio
CEO Annual Total Compensation	$1,144,331
Median Employee Annual Total Compensation	$54,267
CEO to Median Employee Pay Ratio	21.1 to 1

Methodology

The Company’s CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The Company’s methodology and process is explained below:

Determined Employee Population — The employee population included all global employees, excluding our CEO, who were employed by the Company on December 31, 2019, whether employed on a full-time, part-time, or seasonal basis.

Identified the Median Employee — The Company examined the 2019 total cash compensation of the employee population. The Company did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and did not annualize the compensation for any full-time employees that were not employed by the Company for all of 2019. The Company believes the use of total cash compensation for all employees is a consistently applied compensation measure because it does not widely distribute annual equity awards to employees. Less than two percent of the Company’s employees receive annual equity awards.

Calculated CEO Pay Ratio — After identifying the median employee based on total cash compensation, the Company calculated annual total compensation for such employee using the same methodology used for the CEO as set forth in the 2019 Summary Compensation Table in this Proxy Statement.

The Company believes its executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value and demonstrate a commitment to internal pay equity. The Compensation Committee monitors the relationship between the pay of our Executive Officers and the pay of our non-executive employees.

22    THE GORMAN-RUPP COMPANY    |    2020 Proxy Statement

  Beneficial Ownership of Shares

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information pertaining to the beneficial ownership of the Company’s Common Shares as of February 1, 2020, except as otherwise noted, by (i) each Director and each person nominated for election as a Director, (ii) each Officer named in the summary compensation table, (iii) Directors and Executive Officers of the Company as a group, and (iv) any person who is known to the Company to be a beneficial owner of more than five percent of the Company’s outstanding Common Shares. The address of each of the Company’s Directors, nominees for Director and Executive Officers is in care of The Gorman-Rupp Company, P.O. Box 1217, Mansfield, Ohio 44901.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
Independent Directors and Nominees:
Donald H. Bullock, Jr.	2,000		*
M. Ann Harlan	15,073		*
Thomas E. Hoaglin	37,582		*
Christopher H. Lake	56,697	(2)	*
Sonja K. McClelland	1,670		*
Vincent K. Petrella	2,700		*
Kenneth R. Reynolds	19,000		*
Rick R. Taylor	25,354		*
Named Executive Officers:
Jeffrey S. Gorman	1,619,111	(3)	6.2%
James C. Kerr	6,704		*
Scott A. King	6,003		*
Brigette A. Burnell	3,048		*
All Directors and Executive Officers as a group (10 persons):	1,790,242	(4)	6.9%
Other Principal Beneficial Owners:
Amundi Pioneer Asset Management, Inc.(5) 60 State Street Boston, MA 02109	1,404,971		5.4%
Blackrock, Inc.(6)(12) 55 East 52nd Street New York, NY 10055	1,358,092		5.2%
Dimensional Fund Advisors LP(7)(12) Building One 6300 Bee Cave Road Austin, TX 78746	1,659,640		6.4%
GAMCO Investors, Inc.(8) One Corporate Center Rye, NY 10580	1,597,625		6.1%
The Vanguard Group(9)(12) 100 Vanguard Blvd. Malvern, PA 19355	1,788,833		6.8%
James C. Gorman(10) PO Box 1217 Mansfield, OH 44901	1,436,101		5.5%
Gayle G. Green(11) PO Box 111 Mansfield, OH 44901	1,398,241		5.4%

2020 Proxy Statement    |    THE GORMAN-RUPP COMPANY    23

  Beneficial Ownership of Shares

*	Represents less than 1% of the outstanding shares.
(1)

Reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power in respect of such security. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the SEC reporting requirements. Voting power or investment power with respect to shares reflected in the table is not shared with others except as otherwise indicated.

(2)

Includes 28,541 shares owned by Mr. Lake’s minor and adult children as to which Mr. Lake considers that he shares the voting and investment power with respect thereto, but otherwise disclaims any beneficial interest therein.

(3)

Includes 132,992 shares owned by Mr. Gorman’s wife and 644,269 shares owned by his adult children. Mr. Gorman considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 116,821 shares held in a trust in which Mr. Gorman has a beneficial interest. Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note 3.

(4)	Includes 805,802 shares as to which voting and investment power are shared.
(5)

Based on a Schedule 13G/A filed with the SEC on February 14, 2020. The filing indicates that, as of December 31, 2019, Amundi Pioneer Asset Management, Inc. had beneficial ownership of 1,404,971 shares, including shared voting power over 1,404,971 shares.

(6)

Based on a Schedule 13G/A filed with the SEC on February 7, 2020. The filing indicates that, as of December 31, 2019, Blackrock, Inc. had beneficial ownership of 1,358,092 shares, including sole voting power over 1,317,758 shares and sole dispositive power over 1,358,092 shares.

(7)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020. The filing indicates that, as of December 31, 2018, Dimensional Fund Advisors LP had beneficial ownership of 1,659,640 shares, including sole voting power over 1,613,372 shares and sole dispositive power over 1,659,640 shares.

(8)

GAMCO Investors, Inc. is a diversified asset manager and financial services company. Based on a Schedule 13D/A filed with the SEC on September 19, 2012. The filing indicates that Gabelli Funds, LLC had beneficial ownership of 873,531 shares, including sole voting power over 873,531 shares and sole dispositive power over 873,531 shares, GAMCO Asset Management Inc. had beneficial ownership of 668,390 shares, including sole voting power over 662,140 shares and sole dispositive power over 668,390 shares, and Teton Advisors, Inc. had beneficial ownership of 55,704 shares, including sole voting power over 55,704 shares and sole dispositive power over 55,704 shares. The shares reported above have been adjusted to reflect the 5-for-4 stock split effective December 10, 2013.

(9)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020. The filing indicates that, as of December 31, 2019, The Vanguard Group had beneficial ownership of 1,788,833 shares, including sole voting power over 20,386 shares, shared voting power over 1,032 shares, sole dispositive power over 1,768,783 shares and shared dispositive power over 20,050 shares.

(10)

Includes 166,233 shares held in a trust of which Mr. Gorman is a co-trustee. Mr. Gorman shares voting and investment power with respect to all 166,233 of the shares held in the trust, but otherwise disclaims any beneficial ownership thereof. The amount shown in the table excludes 3,250,609 shares beneficially owned by members of Mr. Gorman’s immediate family and 704,615 shares held in trusts of which he and members of his family have beneficial interests (166,233 of the shares held in trust are the same shares described above). Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note 10. Mr. J. C. Gorman is the father of Ms. Green and Mr. J. S. Gorman.

(11)

Includes 4,492 shares owned by Ms. Green’s husband and 518,430 shares owned by her adult children. Ms. Green considers that she shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 116,821 shares held in trust in which Ms. Green has a beneficial interest. Ms. Green disclaims beneficial ownership of all of the shares referred to in this note 11. Ms. Green is the daughter of Mr. J. C. Gorman and the sister of Mr. J. S. Gorman.

(12)	Applicable percentage ownership is based upon 26,067,502 of the Company’s outstanding Common Shares as of December 31, 2019.

24    THE GORMAN-RUPP COMPANY    |    2020 Proxy Statement

  Advisory Vote on the Compensation of the Company’s named Executive Officers

The Board of Directors unanimously recommends that you vote

FOR Proposal No. 2 to approve the advisory resolution on the compensation of the Company’s named Executive Officers.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Proposal No. 2)

This proposal is for a non-binding, advisory vote to approve the compensation of the Company’s named Executive Officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named Executive Officers and the compensation philosophy, policies and practices as described in the Executive Compensation — Compensation Discussion and Analysis narrative discussion, Summary Compensation Table and the other related tables and narrative disclosure included in this Proxy Statement. As detailed therein, the Directors are focused on compensating the Executive Officers fairly and in a manner that promotes the Company’s compensation philosophy that compensation of the Executive Officers should be aligned with the Company’s historical compensation, its culture, and its profitability for the continued achievement of long-term shareholder value. Accordingly, the Company is asking shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of The Gorman-Rupp Company approve, on an advisory basis, the compensation of the Company’s named Executive Officers, as disclosed in the Executive Compensation — Compensation Discussion and Analysis narrative discussion, Summary Compensation Table and the other related tables and narrative disclosure included in the Company’s 2020 Proxy Statement.”

While not binding on the Company, the Board of Directors or the Compensation Committee, the results of shareholder voting on this proposal will be considered by the Board and Compensation Committee when making future compensation decisions for the Company’s named Executive Officers.

2020 Proxy Statement    |    THE GORMAN-RUPP COMPANY    25

  Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends that you vote

FOR Proposal No. 3 to ratify the appointment of Ernst & Young LLP as the

Company’s independent registered public accounting firm.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

This proposal is for a vote to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company during the year ending December 31, 2020. Ernst & Young LLP has served as the Company’s independent external auditor continuously for over fifty years. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Fees paid to Auditors

The Company paid Ernst & Young LLP the following fees in connection with the Company’s fiscal years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees(1)	$1,280,900	$1,313,400
Audit-Related Fees(2)	45,100	48,800
Tax Fees(3)	1,800	3,000
All Other Fees(4)	-	-
Total	$1,327,800	$1,365,200

(1)

Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q, or services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees.” The audit-related fees paid were primarily for financial reporting and other advisory services.

(3)	Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax consulting and tax planning.
(4)	The “all other fees” category consists of the aggregate fees billed for products and services provided not included in the other three categories.

Under its charter, the Audit Committee is directly responsible for the oversight of the work of Ernst & Young LLP and has the sole authority to (i) appoint, retain and terminate Ernst & Young LLP, (ii) pre-approve all audit engagement fees, terms and services, and (iii) pre-approve scope and fees for any non-audit engagements with Ernst & Young LLP. The Committee exercises this authority in a manner consistent with applicable law and the rules of the SEC and the NYSE, and Ernst & Young LLP reports directly to the Audit Committee. In addition, the Audit Committee has determined to delegate its authority to grant any pre-approvals to its Chairman, subject to the report of any such pre-approvals to the Audit Committee at its next scheduled meeting for ratification. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee is directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. In accordance with its charter, the Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2019.

26    THE GORMAN-RUPP COMPANY    |    2020 Proxy Statement

  Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification by the shareholders of the appointment of Ernst & Young LLP is not required by law. However, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Audit Committee, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants would be considered by the Audit Committee in determining whether to continue the engagement of Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different firm of independent registered public accountants for the Company at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

2020 Proxy Statement    |    THE GORMAN-RUPP COMPANY    27

  General Information

GENERAL INFORMATION

The Company’s 2019 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to all shareholders of the Company.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by employees of the Company. No separate compensation will be paid for the solicitation of proxies, although the Company may reimburse brokers and other persons holding Common Shares in their names or in the names of nominees for their expenses in sending proxy materials to the beneficial owners of such Common Shares.

Any proposal by a shareholder intended to be included in the proxy materials to be distributed by the Company in connection with the 2021 Annual Meeting of Shareholders must be received by the Company on or before November 20, 2020. If notice of a shareholder proposal is received after February 3, 2021, proxies solicited by the Company in connection with the 2021 Annual Meeting are expected to grant the proxy holders discretionary voting authority on the proposal if and when it is raised at such Annual Meeting, regardless of whether the proposal is disclosed in the Company’s proxy materials.

Interested parties desiring to communicate concerns regarding the Company to the Lead Independent Director or to the Non-Employee Directors as a group may direct correspondence to: Ms. M. Ann Harlan, Lead Independent Director, The Gorman-Rupp Company Board of Directors, The Gorman-Rupp Company, PO Box 1217, Mansfield, OH 44901-1217. Alternatively, interested parties who wish to communicate with an individual director or any group of directors may write to such director(s) at The Gorman-Rupp Company, PO Box 1217, Mansfield, OH 44901-1217, Attn: Corporate Secretary. All such letters will be forwarded promptly to the relevant director(s).

28    THE GORMAN-RUPP COMPANY    |    2020 Proxy Statement

  Other Business

OTHER BUSINESS

Financial and other reports will be submitted to the Meeting, but it is not intended that any action will be taken in respect thereof. The Company did not receive notice by February 6, 2020 of, and the Board of Directors is not aware of, any matters other than those referred to in this Proxy Statement which might be brought before the Meeting for action. Therefore, if any such other matters should arise, it is intended that the persons appointed as proxy holders will vote or act thereon in accordance with their own judgment.

You are urged to date, sign and return your proxy promptly. For your convenience, enclosed is a self-addressed return envelope requiring no postage if mailed in the United States.

By Order of the Board of Directors

BRIGETTE A. BURNELL

Vice President, General Counsel and Corporate Secretary

March 20, 2020

2020 Proxy Statement    |    THE GORMAN-RUPP COMPANY    29

GRC-2020-NPS

ANNUAL MEETING OF THE GORMAN-RUPP COMPANY

Date:	April 23, 2020
Time:	10:00 A.M. (Eastern Time)
Place:	600 South Airport Road, Mansfield, OH 44903

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends you vote FOR the following:

1:	Election of Directors

		For		Withhold

	01 Donald H. Bullock	☐		☐

	02 Jeffrey S. Gorman	☐		☐

	03 M. Ann Harlan	☐		☐

	04 Christopher H. Lake	☐		☐

	05 Sonja K. McClelland	☐		☐

	06 Vincent K. Petrella	☐		☐

	07 Kenneth R. Reynolds	☐		☐

	08 Rick R. Taylor	☐		☐

The Board of Directors recommends you vote FOR proposals 2. and 3.

		For	Against	Abstain

2:	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers.	☐	☐	☐

3:	Ratify the appointment of Ernst & Young LLP as independent registered public accountants for the Company during the year ending December 31, 2020.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon and conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

		Yes	No

	Please indicate if you plan to attend the Annual Meeting.	☐	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appear(s) hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of The Gorman-Rupp Company

to be held on Thursday, April 23, 2020

for Holders as of March 2, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To
www.proxypush.com/GRC		(866) 390-5231
• Cast your vote online. • View Meeting Documents. Vote by 10:00 AM ET on 4/22/20 for shares held in the 401(k) Plan.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions. Vote by 10:00 AM ET on 4/22/20 for shares held in the 401(k) Plan.

• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned shareholder(s) hereby appoint(s) Jeffrey S. Gorman and Brigette A. Burnell as Proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote all of The Gorman-Rupp Company Common Shares held of record on March 2, 2020 by the undersigned shareholder(s) at the Annual Meeting of Shareholders to be held on April 23, 2020, or at any adjournment or postponement thereof, as designated on the reverse.

401(k) Plan Participants, Please See Reverse Side for Important Details

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

PROXY TABULATOR FOR
THE GORMAN-RUPP COMPANY
P.O. BOX 8016
CARY, NC 27512-9903

IMPORTANT NOTICE TO PARTICIPANTS IN THE GORMAN-RUPP COMPANY 401(k) PLAN Bank of America Merrill Lynch, as Trustee of The Gorman-Rupp Company 401(k) Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by The Gorman-Rupp Company 401(k) Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted on such matters. In order to ensure that your 401(k) securities are voted as you wish, this proxy must be voted and received by 10:00 am, Eastern Time, April 22, 2020.

Proxy — The Gorman-Rupp Company Annual Meeting of Stockholders April 23, 2020, 10:00 A.M. (Eastern Time) This Proxy is Solicited on Behalf of the Board of Directors
The undersigned appoints Jeffrey S. Gorman and Brigette A. Burnell (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of The Gorman-Rupp Company, an Ohio corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Corporate Offices located at 600 South Airport Road, Mansfield, OH 44903.

The purpose of the Annual Meeting is to take action on the following:

1.  Elect to the Board the nominees named in the Proxy Statement;

2.  Approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement;

3.  Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and

4.  Conduct any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The eight nominees for director are: Donald H. Bullock, Jeffrey S. Gorman, M. Ann Harlan, Christopher H. Lake, Sonja K. McClelland, Vincent K. Petrella, Kenneth R. Reynolds and Rick R. Taylor.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” Proposals 2 and 3.

The shares represented by this proxy will be voted as directed or, if no direction is given, this proxy will be voted FOR proposals 1, 2, and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.